EXHIBIT 99

              PRESS RELEASE OF APRIL 22, 1997

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                            CV
                CODORUS VALLEY BANCORP, INC.

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                      PRESS RELEASE

               CODORUS VALLEY BANCORP, INC.

       SHARES TO TRADE IN NASDAQ NATIONAL MARKET

Glen Rock, Pennsylvania, April 22, 1997 -- The common stock of Codorus Valley Bancorp, Inc. will begin trading on April 25, 1997 in the NASDAQ National Market, Larry J. Miller, President and Chief Executive Officer, announced. Codorus Valley Bancorp, Inc., whose trading symbol is "CVLY", is a bank holding company, with PeoplesBank, A Codorus Valley Company ("PeoplesBank") as its wholly-owned banking subsidiary. PeoplesBank (formerly Peoples Bank of Glen Rock, organized in 1934) offers a full range of commercial and consumer banking services through eight full service community office locations in York County, Pennsylvania. PeoplesBank employed 129 people (full time equivalent basis) as of December 31, 1996. Trust and Investment Services are available through a separate location at 120 Pine Grove Commons, York.

Mr. Miller noted that Codorus Valley Bancorp, Inc.'s entry into the NASDAQ National Market provides brokers and others with immediate access to the best bid and ask prices and other information about the company's shares throughout the trading day. Those prices are available in over more than 300,000 electronic terminals in brokers' offices throughout the United States and the world. Trading data is also distributed widely through wire services for selective dissemination by newspapers and radio and television stations.

Codorus Valley Bancorp, Inc. realized record profits in 1996; earning $2,707,000 or $2.59 per share, compared to $2,594,000 or $2.49 per share for 1995, adjusted for common stock dividends. For 1996, the Return on Average Assets (ROA) and Return on Average Equity (ROE) were 1.14 percent and 12.4 percent, respectively, compared to 1.14 percent and 13.3 percent, respectively, for 1995. The Corporation ended 1996 with approximately $237 million in assets and $23 million in capital. Book value per share, as restated for stock dividends, was $21.72 and $20.12 for years ended 1996 and 1995, respectively. Capital levels for the Corporation remained well above the regulatory requirements, as evidenced by a leverage ratio of 9.45 percent and a tier I capital ratio of 13.61 percent at December 31, 1996. Market makers in the Corporation's common stock include: Ryan Beck & Co.; Janney, Montgomery, Scott, Inc.; Hopper Soliday & Co., Inc.; F. J. Morrissey & Co., Inc.; and Sandler O'Neil & Partners, L.P.



 Codorus Valley Bancorp, Inc., 1 Manchester Street, P. O. Box 67,
 Glen Rock, PA 17327-0067
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    (717) 235-6871 or (717) 846-1970 - Fax (717) 235-0873


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                            CV
                CODORUS VALLEY BANCORP, INC.

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Page Two
April 22, 1997


In addition to increased market visibility, NASDAQ offers Codorus
Valley Bancorp, Inc. the advantage of multiple market makers that compete to offer the best bid and ask prices, as opposed to a single specialist on the floor of the stock exchange.




For immediate release.  Please direct all questions to Larry J.
Miller, President, at (717) 747-1500.